                                                    EXHIBIT 99(a)(1)



                        PROGENICS PHARMACEUTICALS, INC.
   OFFER TO EXCHANGE OUTSTANDING OPTIONS GRANTED TO EMPLOYEES OF PROGENICS ON
      JANUARY 1, 2000 AND JANUARY 7, 2000 AND, SOLELY WITH REGARD TO THOSE
       EMPLOYEES WHO WERE HIRED ON OR BETWEEN JANUARY 1, 2000 AND
         FEBRUARY 28, 2001, OPTIONS GRANTED ON SUCH EMPLOYEES'
                          ORIGINAL DATE OF HIRE
--------------------------------------------------------------------------------

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 23, 2001,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    Progenics Pharmaceuticals, Inc. is offering employees the opportunity to exchange outstanding options to purchase shares of our common stock granted on January 1, 2000 and January 7, 2000 and, solely with regard to those employees hired on or between January 1, 2000 and February 28, 2001, options granted on such employees' original date of hire under our Amended and Restated 1996 Stock Incentive Plan (the '1996 option plan') for new options that we will grant under the same plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the 'offer'). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the Progenics board of directors held more than six months and one day after the date we cancel the options accepted for exchange (the 'replacement grant date'). If you choose to participate, you must exchange all of your options that were granted on January 1, 2000 and January 7, 2000 and, if you were hired on or between January 1, 2000 and February 28, 2001, all options granted on your original date of hire. In addition, Progenics is offering to grant to those employees who were hired on or between January 1, 2000 and February 28, 2001 and who elect to NOT exchange their options for new options the number of newly granted options equal to 20% of the original amount of their hire date stock option grant at the current fair market value.

    This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Schedule A of this offer to exchange.

    If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you new options under the 1996 option plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market for the trading day before the replacement grant date, as reported in the print edition of The Wall Street Journal. The new options will vest on the same schedule and will have the same vesting commencement dates as the options you elect for exchange and have other terms and conditions that are substantially the same as those of the exchanged options.

    If you are an employee of Progenics and were hired on or between January 1, 2000 and February 28, 2001 and you elect to NOT participate in the exchange offer, we will grant you new options to purchase an amount of our common stock equal to 20% of the original amount of your hire date stock option grant. Such additional grants will be made under the 1996 option plan and will be regarded as non-statutory stock options. The exercise price of the additional grants will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day the offer expires, unless the offer is extended, as reported in the print edition of The Wall Street Journal. The additional grant will be made on the first business day following the expiration of the offer (the 'additional grant date'). The new options will have a vesting commencement date as of the additional grant date and will vest on the anniversary of the additional grant date in equal portions over five years.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

    Shares of our common stock are quoted on the Nasdaq National Market under the symbol 'PGNX.' On May 24, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $20.00 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

    You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the Election Concerning Exchange of Stock Options form to Robert A. McKinney, Vice President, Finance and Operations, by email at rmckinney@progenics.com or by telephone at
(914) 789-2800 or Gina M. Clements, Manager, Human Resources, by email at gclements@progenics.com or by telephone at (914) 789-2800.

                             IMPORTANT INFORMATION

    If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it and any other required documents to us by fax at
(914) 789-2863 or email at gclements@progenics.com or by hand delivery or post to Gina M. Clements, Manager, Human Resources, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591 NO LATER THAN 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 23, 2001.

    We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    9
THE OFFER...................................................   10
 1. Number of Options; Expiration Date......................   10
 2. Purpose of the Offer....................................   11
 3. Procedures for Electing to Exchange Options.............   11
 4. Withdrawal Rights.......................................   12
 5. Acceptance of Options for Exchange and Issuance of New
    Options.................................................   13
 6. Price Range of Common Stock Underlying the Options......   13
 7. Source and Amount of Consideration; Terms of New
    Options.................................................   14
 8. Information Concerning Progenics........................   15
 9. Interests of Directors and Officers; Transactions and
    Arrangements Concerning the Options.....................   15
10. Status of Options Acquired by Us in the Offer;
    Accounting Consequences of the Offer....................   16
11. Legal Matters; Regulatory Approvals.....................   16
12. Material Federal Income Tax Consequences................   16
13. Extension of Offer; Termination; Amendment..............   17
14. Fees and Expenses.......................................   18
15. Additional Information..................................   18
16. Miscellaneous...........................................   19
SCHEDULE A Conditions of Offer..............................  A-1
SCHEDULE B Information Concerning the Directors and
  Executive Officers of Progenics...........................  B-1
EXHIBIT 1 Election Concerning Exchange of Stock Options.....  E-1

                               SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Concerning Exchange of Stock Options form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the Election Concerning Exchange of Stock Options form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE PROGRAM

1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all outstanding non-statutory stock options to purchase shares of Progenics common stock which were granted to employees of Progenics on January 1, 2000 and January 7, 2000 and, solely with regard to those employees of Progenics hired on or between January 1, 2000 and February 28, 2001, options granted on such employees' original date of hire. (Page 9)

2. WHY ARE WE MAKING THE OFFER TO EXCHANGE?

    This program is voluntary and will allow employees to choose whether to:

     keep their current stock options at their current exercise price;

     rescind those options in exchange for a new option for the same number of shares to be granted on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange (the 'replacement grant date'); or

     solely with regard to employees hired on or between January 1, 2000 and February 28, 2001, participate in the exchange offer described above OR keep their current stock options which were granted at the start of employment at their issued exercise price and receive an immediate grant of the number of options equal to 20% of the original amount of their hire date stock option grant at the fair market value on the date of the expiration of the exchange offer, unless the offer is extended. The additional grant will be made on the first business day following the expiration of the offer (the 'additional grant date').

    We issue stock options to our employees to strengthen our ability to attract, motivate and retain qualified and competent employees and to encourage stock ownership and a proprietary interest in Progenics by our employees. We implemented the offer to exchange because a considerable number of employees have stock options with exercise prices significantly above our current and recent trading prices. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, thereby creating better performance incentives for employees and maximizing stockholder value. While it is hoped that this program will ameliorate the current underwater options issue, this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. (Page 11)

3. WHO IS ELIGIBLE?

    With the exception of any member of Progenics' board of directors, any current employee of Progenics with a current stock option which was granted on January 1, 2000 or January 7, 2000 and, those employees of Progenics hired on or between January 1, 2000 and February 28, 2001, who received an option grant on such employees' original date of hire are eligible. (Page 10)

4. HOW DOES THE EXCHANGE WORK?

    The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by June 22, 2001, in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, and priced at Progenics' closing market price on the trading day previous to the replacement grant date. Such new options would retain the original vesting schedule and vesting commencement dates of the exchanged options and have other terms and conditions that are substantially the same as those of the exchanged options. To participate, employees must cancel any and all Progenics options granted to them on January 1, 2000 or January 7, 2000 or solely with regard to those employees of Progenics hired on or between January 1, 2000 and February 28, 2001, options granted on such employees' original date of hire.

    In addition, employees who were hired on or between January 1, 2000 and February 28, 2001 and who elect to NOT participate in the exchange will receive an immediate grant of the number of options equal to 20% of the original amount of their hire date stock option grant at the current fair market value. Such additional grants will be made under the 1996 option plan and will be regarded as non-statutory stock options. The exercise price of the additional grants will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day the offer expires, unless the offer is extended, as reported in the print edition of The Wall Street Journal. The new options will have a vesting commencement date as of the additional grant date. (Page 11)

5. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

    To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that Progenics receives it no later than 12:00 Midnight, Eastern Time, on June 23, 2001. You can return your form either by fax at (914) 789-2863 or email at gclements@progenics.com or by hand delivery or post to Gina M. Clements, Manager, Human Resources, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591. (Page 11)

6. IS THIS A REPRICING?

    This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced. (Page 16)

7. WHY CAN'T PROGENICS JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

    In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, we would be required to take a charge against earnings on any future appreciation of the repriced options, which may significantly affect our results of operations. (Page 16)

8. WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

    Because of the large number of underwater options currently outstanding at Progenics, a re-grant of new options could have significant negative impact on Progenics's dilution, outstanding shares and earnings per share. (Page 16)

9. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

    Options designated to be exchanged under this program will be cancelled on June 25, 2001. (Page 13)

10. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE, AND HOW DO I ELECT TO EXCHANGE?

    The deadline to participate in this program is 12:00 Midnight, Eastern Time, on June 23, 2001 unless it is extended by us. This means that you must complete and tender your options and the required forms before that time. We may, in our discretion, extend the offer at any time, but we have no current plans to extend the offer. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

    We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly elected options promptly after the expiration of the offer. (Page 11)

11. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

    If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original exercise price and original terms.
(Page 12)

12. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

    You may withdraw your options elected for exchange at any time before 12:00 Midnight, Eastern Time, on June 23, 2001. If the offer is extended by us beyond that time, you may withdraw your election to exchange your options at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Page 12)

13. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

    Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. (Page 16)

14. IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS EXCHANGE?

    We know of no adverse tax consequence that will impact any employee with respect to options exchanged and re-granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. The grant of new options is not recognized as taxable income for federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer. (Page 16)

15. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

    We understand that this will be a significant decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Page 11)

16. WHAT DOES PROGENICS AND PROGENICS' BOARD OF DIRECTORS THINK OF THE OFFER?

    Although Progenics' board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our directors are not eligible to participate in the offer. (Page 11)

17. WHAT IF I LEAVE PROGENICS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE RE-GRANT DATE?

    The Election Concerning Exchange of Stock Options form will not be revocable after 12:00 Midnight, Eastern Time, on June 23, 2001. Therefore, if you leave Progenics voluntarily, involuntarily, or for any other reason before your new option is re-granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the re-grant that would have been issued on the replacement grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF PROGENICS FOR THE ENTIRE PERIOD BETWEEN THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU ARE NOT AN EMPLOYEE FOR THE ENTIRE PERIOD BETWEEN THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. (Page 13)

18. WHAT ARE THE CONDITIONS TO THE OFFER?

    The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Schedule A. (Page A-1)

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

19. WHICH OPTIONS CAN BE EXCHANGED?

    If an employee elects to participate in this offer, all options granted under the 1996 option plan to such employee on January 1, 2000 and January 7, 2000 and, solely with regard to those employees of Progenics hired on or between January 1, 2000 and February 28, 2001, options granted on such employees' original date of hire are eligible to be exchanged. (Page 10)

20. CAN I CHOOSE WHICH OPTIONS I WANT TO EXCHANGE, IF I HAVE MULTIPLE OPTIONS?

    If you wish to participate in this program, you are required to exchange all options granted to you on January 1, 2000 and January 7, 2000 and, solely with regard to those employees of Progenics hired on or between January 1, 2000 and February 28, 2001, all options granted on such employees' original date of hire. (Page 10)

21. CAN I EXCHANGE THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

    Yes, you can exchange any remaining outstanding, unexercised options which were granted to you on January 1, 2000 and January 7, 2000 and, solely with regard to those employees of Progenics hired on or between January 1, 2000 and February 28, 2001, options granted on your original date of hire. The re-grant will be one-for-one but only in replacement of exchanged options. (Page 10)

22. CAN I SELECT WHICH PORTION OF AN OPTION TO EXCHANGE?

    No, we cannot partially exchange an outstanding option. (Page 10)

23. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?

    If you elect to participate in this program, then on June 25, 2001, we will cancel all of your outstanding options that were granted on January 1, 2000 and January 7, 2000 and, solely with regard to those employees of Progenics hired on or between January 1, 2000 and February 28,

2001, options granted on such employees' original date of hire. After the deadline of the offer, unless it is extended by us, your election to cancel your options becomes irrevocable and you will no longer have the right to purchase Progenics common stock under the terms of the options you tendered for exchange. You will thereafter not have a right to be granted further options until after the replacement grant date, when your re-grant will be issued. (Pages 13 and 16)

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

24. WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

    Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be equal to the number of shares exchanged under the old stock option. Each new option will be granted under the 1996 option plan pursuant to a new option agreement between you and us. The new option will have substantially the same terms and conditions as the exchanged option. (Page 13)

25. WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

    The exercise price for the new options, which will be granted on the replacement grant date, will be the last reported sales price of our common stock on the Nasdaq National Market for the trading date before the replacement grant date, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Page 13)

26. WHAT WILL MY NEW OPTION TYPE BE, INCENTIVE STOCK OPTION OR NON-STATUTORY STOCK OPTION?

    All options which are eligible for this exchange offer are non-statutory stock options, therefore all replacement options will be non-statutory stock options. (Page 13)

27. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

    We will grant the new options on the replacement grant date. If we cancel options elected for exchange on June 25, 2001, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options will be on or after December 26, 2001. (Page 13)

28. WHY DO I HAVE TO WAIT MORE THAN SIX MONTHS AND ONE DAY TO RECEIVE MY NEW OPTIONS?

    If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 16)

29. HOW CAN I VIEW A SUMMARY OF MY OPTIONS?

    Each employee received a statement of options at December 31, 2000. In addition, contemporaneously with the receipt of this offer, you will receive a statement of options at April 30, 2001 with the options eligible for exchange under this offer highlighted. If you did not receive a statement of options, or if you have any questions regarding your options, please contact Gina M. Clements, Manager, Human Resources, at (914) 789-2800. (Page 11)

30. WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

    The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the exchanged options. Therefore, no employee will lose nor gain vesting in the replacement option, but rather the new option will vest on the same schedule as the prior option. (Page 14)

31. WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

    Except for the new option exercise price, the terms and conditions of your replacement options will be substantially the same as the exchanged options. As noted above, the vesting schedule for the replacement option will be exactly the same as the exchanged option. (Page 14)

32. CAN I HAVE SOME EXAMPLES OF AN OFFER TO EXCHANGE?

EXAMPLE 1

ASSUMPTIONS
-----------
Grant Date of Options:........................  January 1, 2000
Your Original Stock Option Price:.............  $48.875
Your Original Stock Option:...................  1,000 shares
Your Original Vesting Schedule:...............  200 shares vest each year on December 31.
Hypothetical Stock Price on the
Replacement Grant Date, on or about
December 26, 2001:............................  $20

    Using the above assumptions for the sake of illustrating the offer to exchange, and assuming that you choose to receive a new option for the number of shares subject to your original option, we would cancel your original stock option on June 25, 2001. On the replacement grant date, which would be on or after December 26, 2001, we would grant you a new option for 1,000 shares, and in this example using a purely hypothetical stock price of $20, your new exercise price would be $20. The vesting schedule for this new option will be the same as for the option you tendered for exchange, and therefore will have 200 vested shares on December 26, 2001 and the remainder of the shares will vest on each succeeding December 31.

EXAMPLE 2

ASSUMPTIONS
-----------
Your Hire Date:...............................  September 25, 2000
                                                (also the date of the
                                                original stock option grant)
Your Original Stock Option Price:.............  $28.28
Your Original Stock Option:...................  1,000 shares
Additional Grant:.............................    200 shares
                                                ------------
    Total Stock Options after Additional
    Grant.....................................  1,200 shares
                                                ------------
                                                ------------
Vesting Schedule of Additional Grant..........  40 shares vest each year on June
                                                24
Hypothetical Stock Price on the
Additional Grant Date, on or about
June 22, 2001:................................  $20

    Using the above assumptions for the sake of illustrating the offer to exchange, and assuming you did NOT participate in the exchange offer, we would grant you an additional stock option on the additional grant date, which would be June 25, 2001, the first business day after the expiration of the offer. In this example using a purely hypothetical stock price of $20, your new exercise price would be $20. The additional grant would have a vesting commencement date as of June 25, 2001.

EXAMPLE 3

ASSUMPTIONS
-----------
Grant Date of Options:...........................  January 1, 2000
Your Original Stock Option:......................  1,000 shares
Your Original Stock Option Price:................  $48.875
Your Original Vesting Schedule:..................  200 shares vest each year on
                                                   December 31.
Hypothetical Stock Price on the
Replacement Grant Date, on or about
December 26, 2001:...............................  $60

    Using the above assumptions for the sake of illustrating the offer to exchange, and assuming that you choose to receive a new option for the number of shares subject to your original option, we would cancel your original stock option on June 25, 2001. On the replacement grant date, which would be on or after December 26, 2001, we would grant you a new option for 1,000 shares, and in this example using a purely hypothetical stock price of $60, your new exercise price would be $60. The vesting schedule for this new option will be the same as for the prior option, and therefore will have 200 vested shares on December 26, 2001 and the remainder of the shares will vest on each succeeding December 31. (Page 14)

33. WHAT HAPPENS IF PROGENICS IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

    If we are a party to a change of control transaction before the replacement options are granted, we would take all appropriate and available measures to require the surviving corporation to inherit our obligation to grant replacement options. Under these circumstances the replacement options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the replacement grant date. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. (Page 14)

    For example, please assume the following facts (which are entirely fictitious):

     You have options to purchase 1,000 shares of Progenics stock eligible for exchange.

     You elect to exchange your Progenics options.

     Your options were granted on January 1, 2000.

     20% of such options vest annually on each December 31.

     Such options do not have the benefit of accelerated vesting in the event of a change of control of Progenics.

     On July 15, 2001, XYZ Corporation acquires Progenics.

     In the merger, the Progenics stockholders receive two shares of XYZ Corporation stock for each share of Progenics stock that they own.

    On or about December 26, 2001, you would receive options to purchase 2,000 shares of XYZ Corporation stock. The exercise price per share would be equal to the market price of XYZ Corporation stock on the replacement grant date. You would immediately be vested in 400 of the replacement options.

34. AFTER THE RE-GRANT, WHAT HAPPENS IF I AGAIN END UP UNDERWATER?

    We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies. This is therefore considered a one-time offer and is not expected to be offered again. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

35. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?


    To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that Progenics' Human Resources Department receives it no later than 12:00 Midnight, Eastern Time, on June 23, 2001.


    You can return your form either by hand delivery or post to Gina M. Clements, Manager, Human Resources, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591 or by fax at (914) 789-2863 or email at gclements@progenics.com. (Page 10)

SPECIFIC QUESTIONS ABOUT THE ADDITIONAL GRANT OF OPTIONS

36. AM I ELIGIBLE FOR AN ADDITIONAL GRANT OF AN OPTION TO PURCHASE PROGENICS COMMON STOCK?

    If you are an employee of Progenics and were hired on or between January 1, 2000 and February 28, 2001 and you elect to NOT participate in the exchange offer, we will grant you new options to purchase an amount of our common stock equal to 20% of the original amount of your hire date stock option grant.
(Page 10)

37. WHEN WILL I RECEIVE MY ADDITIONAL GRANT OF OPTIONS?

    We will grant the new options on the first business day following the expiration of the offer (the 'additional grant date'). If we cancel options elected for exchange on June 25, 2001, the first business day after the scheduled expiration date of the offer, the additional grant date of the new options will be on or after June 25, 2001. (Page 10)

38. WHAT WILL THE EXERCISE PRICE OF THE ADDITIONAL GRANT BE?

    The exercise price of the additional grants will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day the offer expires, unless the offer is extended, as reported in the print edition of The Wall Street Journal. The new options will have a vesting commencement date as of the additional grant date. (Page 10)

39. WILL THE ADDITIONAL GRANT OF OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY STOCK OPTIONS?

    Employees who were hired on or between January 1, 2000 and February 28, 2001 and who elect to NOT participate in the exchange offer will receive non-statutory stock options. (Page 10)

40. WHAT WILL BE THE VESTING COMMENCEMENT DATE OF MY ADDITIONAL GRANT OF
OPTIONS?

    The vesting commencement date for all options granted to employees who were hired on or between January 1, 2000 and February 28, 2001 and who elect to NOT participate in the offer will be the additional grant date and such options will vest in equal portions on each of the next five anniversary dates. Therefore, an employee who receives an additional grant will receive unvested options.
(Page 10)

                                  INTRODUCTION

    Progenics Pharmaceuticals, Inc. is offering employees the opportunity to exchange outstanding options to purchase shares of our common stock granted on January 1, 2000 and January 7, 2000 and, solely with regard to those employees hired on or between January 1, 2000 and February 28, 2001, options granted on such employees' original date of hire under our Amended and Restated 1996 Stock Incentive Plan (the '1996 option plan') for new options that we will grant under the same plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the 'offer'). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the Progenics board of directors held more than six months and one day after the date we cancel the options accepted for exchange (the 'replacement grant date'). If you choose to participate, you must exchange all of your options that were granted on January 1, 2000 and January 7, 2000 and, if you were hired on or between January 1, 2000 and February 28, 2001, all options granted on your original date of hire. In addition, Progenics is offering to grant to those employees who were hired on or between January 1, 2000 and February 28, 2001 and who elect to NOT exchange their options for new options the number of newly granted options equal to 20% of the original amount of their hire date stock option grant at the current fair market value.

    This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Schedule A of this offer to exchange.

    If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you new options under the 1996 option plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market for the trading day before the replacement grant date, as reported in the print edition of The Wall Street Journal. The new options will vest on the same schedule and will have the same vesting commencement dates as the options you elect for exchange and have other terms and conditions that are substantially the same as those of the exchanged options.

    If you are an employee of Progenics and were hired on or between January 1, 2000 and February 28, 2001 and you elect to NOT participate in the exchange offer, we will grant you new options to purchase an amount of our common stock equal to 20% of the original amount of your hire date stock option grant. Such additional grants will be made under the 1996 option plan and will be regarded as non-statutory stock options. The exercise price of the additional grants will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day the offer expires, unless the offer is extended, as reported in the print edition of The Wall Street Journal. The additional grant will be made on the first business day following the expiration of the offer (the 'additional grant date'). The new options will have a vesting commencement date as of the additional grant date and will vest on the anniversary of the additional grant date in equal portions over five years.

    As of May 24, 2001, options to purchase 2,710,800 shares of our common stock were issued and outstanding under the 1996 option plan. Of these options, options to purchase 468,500 shares of our common stock were granted on or between January 1, 2000 and February 28, 2001. The shares of common stock issuable upon exercise of options we are offering to exchange would, if we considered them -- but no other option or warrant shares -- to be outstanding, represent approximately 3.79% of the total shares of our common stock outstanding as of May 24, 2001.

    All options accepted by us pursuant to this offer will be cancelled and exchanged.

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the 1996 option plan all eligible outstanding options under the 1996 option plan that are properly elected for exchange and not validly withdrawn in accordance with section 4 before the 'expiration date,' as defined below. Eligible outstanding options are outstanding options to purchase shares of our common stock granted on January 1, 2000 and January 7, 2000 and, solely with regard to those employees hired on or between January 1, 2000 and February 28, 2001, outstanding options granted on such employees' original date of hire.

    If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1996 option plan pursuant to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF PROGENICS FOR THE ENTIRE PERIOD BETWEEN THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FOR THE ENTIRE PERIOD BETWEEN THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

    If you are an employee of Progenics and were hired on or between January 1, 2000 and February 28, 2001 and you elect to NOT participate in the exchange offer, we will grant you new options to purchase an amount of our common stock equal to 20% of the original amount of your hire date stock option grant. Such additional grants will be made under the 1996 option plan and will be regarded as non-statutory stock options. The exercise price of the additional grants will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the day the offer expires, unless the offer is extended, as reported in the print edition of The Wall Street Journal. The additional grant will be made on the first business day following the expiration of the offer (the 'additional grant date'). The new options will have a vesting commencement date as of the additional grant date and will vest on the anniversary of the additional grant date in equal portions over five years.

    The term 'expiration date' means 12:00 Midnight, Eastern Time, on June 23, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term 'expiration date' refers to the latest time and date at which the offer, as so extended, expires. See section 13 for a description of our rights to extend, delay, terminate and amend the offer.

    If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

    (a) we increase or decrease the amount of consideration offered for the options;

    (b) we decrease the number of options eligible to be elected for exchange in the offer; or we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 13.

    For purposes of the offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

2. PURPOSE OF THE OFFER.

    We issue options to our employees under the 1996 option plan for the following purposes:

     to promote our interests and the interests of our stockholders by strengthening our ability to attract, motivate and retain qualified and competent employees; and

     to provide a means to encourage stock ownership and a proprietary interest in Progenics by the employees, upon whose judgment, initiative and efforts our financial success and growth largely depend.

    Many of our outstanding options granted to employees have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, thereby creating better performance incentives for employees and maximizing stockholder value. WHILE IT IS HOPED THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, THIS CANNOT BE GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

    Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the 'SEC'), we presently have no plans or proposals that relate to or would result in:

    (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

    (b) any purchase, sale or transfer of a material amount of our assets;

    (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    (d) any change in our present board of directors or management, including a change in the number or term of directors, filling any existing board vacancies or a change to any executive officer's material terms of employment;

    (e) any other material change in our corporate structure or business;

    (f) our common stock being delisted from the Nasdaq National Market or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

    (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

    (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

    (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

    (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

    Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3. PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.


    Proper Exchange of Options. To validly elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the Election Concerning Exchange of Stock Options form, properly complete, duly execute and deliver to us the Election Concerning Exchange of

Stock Options form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by hand delivery or post to Gina M. Clements, Manager, Human Resources, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, or by fax at (914) 789-2863 or email at gclements@progenics.com, before the expiration date.


    If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original exercise price and original terms.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

    Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

    Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

    You may only withdraw your elected options in accordance with the provisions of this section 4.

    You may withdraw your elected options at any time before 12:00 Midnight, Eastern Time, on June 23, 2001. If the offer is extended by us beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer. In addition, unless we accept your elected options for exchange before 12:00 Midnight, Eastern Time, on June 23, 2001, you may withdraw your options elected for exchange at any time after 12:00 Midnight, Eastern Time, on June 23, 2001.

    To validly withdraw elected options, an option holder must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the elected to exchange options. The notice of withdrawal must specify the name of the option holder who elected to have the options be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those options before the expiration date by following the procedures described in section 3.

    Neither Progenics nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

    Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on June 25, 2001, the first business day following the scheduled expiration date of the offer, you will be granted new options on the replacement grant date, which will be on or after December 26, 2001. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date of a meeting of the compensation committee of the board of directors held at least six months and one day after the extended date.

    If we accept options you elect to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

    Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF PROGENICS FOR THE ENTIRE PERIOD BETWEEN THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FOR THE ENTIRE PERIOD BETWEEN THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Therefore, if you leave Progenics voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date.

    If we are a party to a change of control transaction before the replacement options are granted, we would take all appropriate and available measures to require the surviving corporation to inherit our obligation to grant replacement options. Under these circumstances the replacement options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the replacement grant date. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger.

    For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release.

6. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

    Our Common Stock is quoted on the Nasdaq National Market under the symbol 'PGNX.' The following table sets forth, for the periods indicated, the high and low sales price per share of the Common Stock, as reported on the Nasdaq National Market. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                     HIGH       LOW
                                                     ----       ---
1999:
First quarter.....................................  $16.750   $10.625
Second quarter....................................    5.250    11.375
Third quarter.....................................   31.375    12.500
Fourth quarter....................................   59.750    15.500

2000:
First quarter.....................................  $96.000   $40.250
Second quarter....................................   76.000     9.500
Third quarter.....................................   35.000    14.063
Fourth quarter....................................   34.000    14.938

2001:
First quarter.....................................  $30.000   $10.000
Second quarter (through May 24, 2001).............   20.000    10.313

    WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

    Consideration. We will issue new options to purchase common stock under the 1996 option plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected by such option holder.

    Terms of New Options. The new options will be issued under the 1996 option plan. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Except for the exercise price, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange. This includes the vesting schedule and the vesting commencement date, which will both remain unchanged.

    The terms and conditions of your current option are set forth in the 1996 option plan under which it was granted and the stock option agreement you entered into in connection with the grant. The terms and conditions of the 1996 option plans are summarized in the prospectus regarding the 1996 stock option plan prepared by us and previously distributed to you. You may obtain a copy of this prospectus as set forth below.

    Federal Income Tax Consequences of Options. Options granted under the 1996 option plan are non-statutory stock options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

    We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of Progenics in which the ordinary income is recognized by the optionee.

    IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 1996 OPTION PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 1996 OPTION PLAN AND THE YOUR STOCK OPTION AGREEMENT. PLEASE CONTACT US AT 777 OLD SAW MILL RIVER ROAD, TARRYTOWN, NEW

YORK 10591, (914) 789-2800, TO RECEIVE A COPY OF THE 1996 OPTION PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

8. INFORMATION CONCERNING PROGENICS.

    General. Progenics is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of viral, cancer and other life-threatening diseases. We apply our immunology expertise to develop biopharmaceuticals to fight viral diseases, such as HIV (human immunodeficiency virus) infection, and cancers, such as malignant melanoma and prostate cancer. Based on our participation in the discoveries of two major receptors for HIV, we are engaged in the research and development of therapeutic products designed to block entry of HIV into human immune system cells. We have completed two Phase I/II clinical trials of one of these product candidates, PRO 542, and a Phase I clinical trial of another product candidate, PRO 367. We have also initiated Phase II clinical trials of PRO 542. We are also engaged in programs to discover and develop novel small-molecule HIV therapeutics that target the fusion co-receptors of the virus and other programs focusing on HIV attachment and fusion. In the cancer field, our most clinically advanced product candidate, GMK, is a therapeutic vaccine that has completed enrollment of a pivotal Phase III clinical trial for the treatment of melanoma, the deadliest form of skin cancer. We also recently announced the initiation of a second Phase III clinical trial with GMK (see 'Recent Events' below). Our second cancer vaccine product candidate, MGV, is being developed for the treatment of various cancers, and we plan to enter Phase II clinical trials in 2001. We are also developing cancer immunotherapies based on Prostate Specific Membrane Antigen technology. We have licensed and are developing a novel small-molecule antioxidant, dehydroascorbic acid, for the treatment of stroke, other neurological disorders and oral mucositis.

    Our principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and our telephone number is (914) 789-2800. Our world wide web address is www.progenics.com. Progenics was incorporated in December 1986.

    See 'Additional Information' beginning on page 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

    Recent Events. On May 15, 2001, we announced that we took over full responsibility for our GMK and MGV cancer vaccine programs, following a joint decision by Progenics and Bristol-Myers Squibb Company to end our collaborative development agreement. We received $15.5 million and regained all rights to the products. On the same date, we announced the initiation of a large international Phase III clinical trial with our GMK vaccine to prevent the relapse of malignant melanoma, the deadliest form of skin cancer. The study is being conducted with the European Organization for Research and Treatment of Cancer, Europe's leading cancer cooperative group.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    A list of our directors and executive officers is attached to this offer to exchange as Schedule B. Please see our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 30, 2001 for information regarding the amount of our securities beneficial owned by our executive officers and directors as of December 31, 2000.

    There have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Progenics, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Progenics other than the grant, pursuant to our Director Stock Option Plan, of 2,500 options to each of our directors on April 1, 2001.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

    Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under eligible option plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

    We believe that Progenics will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and

     the exercise price of all new options will equal the fair market value of the common stock on the date we grant the new options.

    If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the fair market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

11. LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business or any provision of any agreement that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

12. MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    We believe that option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

13. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

    We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

    Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

    (a) (i) we increase or decrease the amount of consideration offered for the options;

        (ii) we decrease the number of options eligible to be elected for exchange in the offer; or

        (iii) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

    (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 13.

14. FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15. ADDITIONAL INFORMATION.

    We recommend that, in addition to this offer to exchange and Election Concerning Exchange of Stock Options form, you review the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:

    (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001.

    (b) our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 30, 2001;

    (c) our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

    (d) our current report on Form 8-K, dated May 15, 2001, filed with the SEC on May 15, 2001;

    (e) our Form S-8 (registering shares to be issued under the Progenics 1996 Stock Option Plan) filed with the SEC on June 11, 1998;

    (f) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 29, 1997, including any amendments or reports we file for the purpose of updating that description.

    These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

    450 Fifth Street, N.W          7 World Trade Center          500 West Madison Street
          Room 1024                     Suite 1300                     Suite 1400
   Washington, D.C. 20549        New York, New York 10048        Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'PGNX,' and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                                1735 K Street, N.W.
                                Washington, D.C. 20006

    We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                         Progenics Pharmaceuticals, Inc.
                         Attention: Human Resources Department
                         777 Old Saw Mill River Road
                         Tarrytown, New York 10591

or by telephoning us at (914) 789-2800 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

    The information contained in this offer to exchange about Progenics should be read together with the information contained in the documents to which we have referred you.

16. MISCELLANEOUS.

    This offer to exchange and our SEC reports referred to above contain forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When we use the words 'anticipates,' 'plans,' 'expects' and similar expressions we are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and other periodic filings with the SEC to which investors are referred for further information. In particular, we cannot assure you that any of our programs will result in a commercial product. We do not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

                                          PROGENICS PHARMACEUTICALS, INC.

                                          May 25, 2001

                                   SCHEDULE A
                            CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after May 25, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

    (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Progenics, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

        (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

       (iii)   materially impair the contemplated benefits of the offer to us;
               or

        (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Progenics, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

    (c)  there shall have occurred:

         (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

         (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Progenics or on the trading in our common stock;

    (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Progenics or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

    (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

   (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 25, 2001;

    (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

    (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

         (i) any person, entity or 'group,' within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                Schedule 13G with the SEC on or before May 25, 2001;

         (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 25, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

        (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

    (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Progenics that, in our reasonable judgment, is or may be material to Progenics.

    The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

                                   SCHEDULE B
    INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PROGENICS

    The directors and executive officers of Progenics and their positions and offices as of May 25, 2001, are set forth in the following table:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Paul J. Maddon, M.D., Ph.D............  41    Chairman of the Board, Chief Executive
                                                Officer and Chief Science Officer
Ronald J. Prentki, M.B.A..............  43    President and Director
Charles A. Baker......................  68    Director
Kurt W. Briner........................  56    Director
Mark F. Dalton........................  50    Director
Stephen P. Goff.......................  49    Director
Paul F. Jacobson......................  46    Director
David A. Scheinberg, M.D..............  45    Director
Robert A. McKinney, CPA...............  44    Vice President, Finance & Operations
                                                and Treasurer
Philip K. Yachmetz, J.D...............  44    General Counsel and Secretary
Robert J. Israel, M.D.................  44    Vice President, Medical Affairs

    The business address for each director and executive officer is: c/o Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591. The business telephone number for each director and executive officer is (914) 789-2800.

                        PROGENICS PHARMACEUTICALS, INC.
                 ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS
                        (INSTRUCTIONS AT BOTTOM OF FORM)

Name of Optionee:

Social Security Number (last 4 digits):

    I have received and read the Offer To Exchange Outstanding Options Granted To Employees of Progenics On January 1, 2000 And January 7, 2000 And, Solely With Regard To Those Employees Who Were Hired On Or Between January 1, 2000 And February 28, 2001, Options Granted On Such Employees' Original Date Of Hire and the Q&A included therein. I understand that I may elect to cancel the options that were granted to me on January 1, 2000 and January 7, 2000 and, if my original date of hire was on or between January 1, 2000 and February 28, 2001, options that were granted on such date under the Progenics Pharmaceuticals, Inc. 1996 Stock Incentive Plan (the 'Plan'). In return, Progenics will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the Progenics board of directors held more than six months and one day after the date we cancel the options accepted for exchange, which will be on or after December 26, 2001 (the 'replacement grant date'), provided that I remain employed by Progenics for the entire period between the date hereof and the replacement grant date. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market for the trading day before the replacement grant date, as reported in the print edition of The Wall Street Journal.

    I understand that all of the terms of the replacement options will be the same as the terms of the options being cancelled. The vesting schedule of the replacement options will be the same as the vesting schedule of the options being cancelled, based on the original vesting commencement date.

    I also understand that I will not be eligible to receive any other option grants until after the replacement grant date.

    I recognize that, under certain circumstances set forth in the Offer to Exchange, Progenics may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

    I understand that, if my original hire date was on or between January 1, 2000 and February 28, 2001, by electing to exchange my options, I will NOT be eligible to receive an additional grant of options equal to 20% of the original amount of my hire date stock option grant issued to me at my hire date at the current fair market value.

    I have reviewed the list of my options that Progenics made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on June 25, 2001. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 12:00 Midnight, Eastern Time, June 23, 2001.

[ ] I hereby elect to cancel all options granted to me by Progenics on January 1, 2000 and January 7, 2000 and, if my original date of hire was on or between January 1, 2000 and February 28, 2001, options that were granted on such date.

                 , 2001

Date                                                       Optionee's Signature

[ ] I am an employee of Progenics, hired on or between January 1, 2000 and February 28, 2001 and I hereby elect to NOT participate in the offer; instead, I elect to receive an additional grant of options equal to 20% of the original amount of my hire date stock option grant issued to me at my hire date at the current fair market value.

               , 2001
Date                                                       Optionee's Signature

PARTICIPATION INSTRUCTIONS:

    1. Complete this form, sign it, and fax it to (914) 789-2863 or deliver it to Gina M. Clements, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10951 as soon as possible, but in any event before 12:00 P.M., Eastern Time, on June 23, 2001.

    2. Ensure that you receive confirmation of receipt from Human Resources within 3 business days.

    Employees who return forms after June 20, 2001 may not receive timely confirmation.

                                      E-2